Exhibit 99.1

Delek US Holdings Reports Second Quarter 2020 Results

•	Reported second quarter net income of $87.7 million and Adjusted EBITDA loss of $(85.1) million

•	Business model transition to more stable cash flow is well underway

•	Midstream investments are coming to fruition and beginning to contribute

•	Retail and logistics segments continue performing well through the downturn

•	Agility to adapt operating expenses and capital spending to evolving macro environment

•	Quarterly dividend is being maintained at $0.31 per share

BRENTWOOD, Tenn.-- August 4, 2020 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2020. Delek US reported second quarter 2020 net income of $87.7 million, or $1.18 per diluted share, versus net income of $77.3 million, or $1.00 per diluted share, for the quarter ended June 30, 2019, which included a $16.8 million income tax benefit relating to incremental loss carrybacks provided by the CARES Act. On an adjusted basis, Delek US reported Adjusted net loss of $110.5 million, or $(1.50) per share for the second quarter 2020. This compares to Adjusted net income of $97.5 million, or $1.27 per share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $(85.1) million compared to Adjusted EBITDA of $210.7 million in the prior-year period. Reconciliations of net income reported under U.S. GAAP to Adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Adjusted quarterly results were impacted by net losses totaling approximately $(74.9) million (after-tax) or $(1.02) per share, which is comprised of the following: an inventory headwind (or, an unfavorable "other inventory impact") on margin in the amount of $(91.4) million pre-tax, or $(69.9) million after-tax, related to FIFO accounting as compared to current market prices; and a negative margin impact of $(29.0) million pre-tax, or $(22.2) million after-tax, related to the sale of purchased product; realized hedging losses in the amount of $(134.0) million pre-tax, or $(103.9) million after-tax, the majority of which related to fixed price crude transactions that resulted in margin gains at our Tyler Refinery totaling $111.0 million pre-tax, or $84.9 million after-tax, where the magnitude was driven by the historic volatility in the crude market during the second quarter; and a reversal of the $36.1 million tax headwind disclosed in the first quarter of 2020. Note, the other inventory impact is separate from LCM inventory impacts that are excluded from adjusted results. Additionally, a breakdown of realized and unrealized hedging by segment is provided in the tables on page 10.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Our diversified portfolio is providing resilience during this period of weak refining margins with the logistics and retail segments generating a contribution margin above $80 million collectively. Our transition to midstream and more stable cash flow is well underway with previous capital investments poised to support ongoing growth from robust second quarter levels."

Mr. Yemin continued, "Our company has a long history of being nimble and we remain agile in terms of flexing our capital spending and cost structure to the prevailing macro environment. We are on-track to exceed guidance of $100 million of cost reductions year over year. Capital spending was reduced dramatically from first quarter levels and we expect to remain disciplined with minimal outlay anticipated for the balance of the year. As of June 30th, the company had a cash balance of $849 million and is well positioned for a turbulent macro environment."

Regular Quarterly Dividend
Delek US announced today its Board of Directors declared a regular quarterly cash dividend of $0.31 per share. Shareholders of record on August 19, 2020 will receive this cash dividend payable on September 3, 2020.

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Liquidity
As of June 30, 2020, Delek US had a cash balance of $849.0 million and total consolidated long-term debt of $2,454.9 million, resulting in net debt of $1,605.9 million. As of June 30, 2020, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $995.2 million of total debt and $16.2 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $832.8 million in cash and $1,459.7 million of debt, or a $626.9 million net debt position.

Refining Segment
Refining contribution margin decreased to $59.7 million in the second quarter 2020 from $198.1 million in the second quarter 2019. On an adjusted basis, adjusted refining contribution margin was $(124.1) million in the second quarter 2020 compared to $216.5 million in the second quarter 2019. The current period adjusted refining contribution margin reflects $(90.6) million of other inventory impact, $(29.0) million of losses related to the sale of purchased product , and $(137.0) million of realized hedging losses, partially offset by a $111.0 million benefit from fixed price crude cost transactions.
On a year-over-year basis, results were reduced primarily due to lower crude oil differentials, crack spreads and throughputs as a result of decreased demand due to COVID-19. Further, during the second quarter 2020, the realized Midland-Cushing crude oil discount was $0.48 per barrel compared to a realized discount of $1.77 per barrel in the prior year period. These factors were partially offset by the crude oil futures market that was in contango of $3.06 per barrel in the second quarter 2020 compared to contango of $0.20 per barrel in the second quarter 2019.
Other inventory impact is primarily calculated by multiplying the change of barrels in refined inventory by the difference between current period average NYMEX WTI price and per barrel cost of materials and other for the period recognized on a FIFO basis. The other inventory impact on adjusted refining contribution margin was a charge of $(90.6) million in the second quarter 2020 compared to a charge of $(12.0) million in the second quarter 2019. Other inventory impact included a (charge) benefit to the refineries during the second quarter of 2020 of $(11.8) million for Big Spring, $(59.8) million for El Dorado and $(17.5) million Krotz Springs, as compared to a (charge) benefit of $(11.6) million for Big Spring, $1.1 million for El Dorado and $(1.5) million for Krotz Springs in the second quarter of 2019. Additionally, we buy and sell purchased product to optimize margins and to meet contractual demands, as needed. We recognized losses of $(29.0) million within the refining margins during the second quarter 2020, of which $(30.5) million relates to the Krotz Springs refinery, compared to gains totaling $8.3 million during the second quarter 2019.
Logistics Segment

The logistics segment contribution margin in the second quarter 2020 was $61.4 million compared to $44.2 million in the second quarter 2019. Results improved on a year-over-year basis primarily due to the drop down of the Delek Permian Gathering business and Trucking Assets, increased crude gathering, operating expense reductions and an increase in income from equity method investments. This was partially offset by lower West Texas gross margin on a year-over-year basis.

Logistics segment contribution margin reflected an other inventory impact to earnings relating to its West Texas inventory consisting of a charge totaling $(0.5) million during the second quarter of 2020 compared to a charge of $(0.8) million during the second quarter of 2019.

Retail Segment

For the second quarter 2020, contribution margin was $24.3 million compared to $17.6 million in the prior year period for the retail segment. Merchandise sales were approximately $89.4 million with an average retail margin of 30.8% in the second quarter 2020, compared to merchandise sales of approximately $83.3 million with an average retail margin of 31.2% in the prior-year period. Approximately 42.4 million retail fuel gallons were sold at an average margin of $0.45 per gallon in the second quarter 2020 compared to 53.7 million retail fuel gallons sold at an average margin of $0.29 per gallon in the second quarter 2019. In the second quarter 2020, the average merchandise store count was 253 compared to 277 in the prior year period. On a same store sales basis in the second quarter 2020, merchandise sales increased 13.1% and fuel gallons sold decreased 19.7% compared to the prior-year period.

Retail segment contribution margin reflected an other inventory impact to earnings relating to its fuel inventory consisting of a charge totaling $(3.2) million during the second quarter of 2020 compared to no charge during the second quarter of 2019.

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Corporate/Other

Contribution margin from Corporate/Other was a loss of $15.5 million in the second quarter 2020 compared to a loss of $9.6 million in the prior-year period. Note, hedging gains (losses) related to the refining segment have been reclassified from the corporate and other segment to the refining segment starting in the first quarter of 2020 and have been retrospectively reclassified in 2019 for comparison purposes.

Corporate/Other segment contribution margin reflected an other inventory impact to earnings consisting of a benefit totaling $2.9 million during the second quarter of 2020 compared to no benefit during the second quarter of 2019.

Second Quarter 2020 Results | Conference Call Information

Delek US will hold a conference call to discuss its second quarter 2020 results on Wednesday, August 5, 2020 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, the online replay will be available on the website for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter 2020 earnings conference call that will be held on Wednesday, August 5, 2020 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 71% (including the 2% general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail operates approximately 253 convenience stores in central and West Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; returning cash to shareholders; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; including uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth, including risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the possibility of litigation challenging renewable fuel standard waivers;changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct

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the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;

•
Adjusted net income (loss) per share - calculated as Adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;

•
Adjusted EBITDA - calculated as EBITDA adjusted for the identified Adjusting Items in Adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;

•	Adjusted Segment Contribution Margin - calculated as Segment Contribution Margin adjusted for the identified Adjusting Items in Adjusted net income (loss) that impact Segment Contribution Margin;

•	Refining margin - calculated as the difference between total refining revenues and total cost of materials and other;

•
Adjusted refining margin -- calculated as refining margin adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going refining operations recorded during the period;

•
Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period; and

•
Adjusted refining margin per sales barrel - calculated as adjusted refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period;

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because Adjusted net income or loss, Adjusted net income or loss per share, EBITDA and adjusted EBITDA, and Adjusted Segment Contribution Margin or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$849.0	$955.3
Accounts receivable, net	480.4	792.6
Inventories, net of inventory valuation reserves	653.5	946.7
Other current assets	390.0	268.7
Total current assets	2,372.9	2,963.3
Property, plant and equipment:
Property, plant and equipment	3,514.9	3,362.8
Less: accumulated depreciation	(1,031.5)	(934.5)
Property, plant and equipment, net	2,483.4	2,428.3
Operating lease right-of-use assets	183.9	183.6
Goodwill	855.7	855.7
Other intangibles, net	110.0	110.3
Equity method investments	367.3	407.3
Other non-current assets	64.4	67.8
Total assets	$6,437.6	$7,016.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,004.2	$1,599.7
Current portion of long-term debt	33.4	36.4
Obligation under Supply and Offtake Agreements	99.0	332.5
Current portion of operating lease liabilities	43.4	40.5
Accrued expenses and other current liabilities	409.3	346.8
Total current liabilities	1,589.3	2,355.9
Non-current liabilities:
Long-term debt, net of current portion	2,421.5	2,030.7
Obligation under Supply and Offtake Agreements	215.0	144.8
Environmental liabilities, net of current portion	106.3	137.9
Asset retirement obligations	36.8	68.6
Deferred tax liabilities	335.4	267.9
Operating lease liabilities, net of current portion	140.2	144.3
Other non-current liabilities	33.8	30.9
Total non-current liabilities	3,289.0	2,825.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 11,000,000 shares and 10,000,000 shares authorized at June 30,2020 and December 31, 2019, respectively, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 91,232,964 shares and 90,987,025 shares issued at June 30, 2020 and December 31, 2019, respectively	0.9	0.9
Additional paid-in capital	1,160.1	1,151.9
Accumulated other comprehensive income	0.5	0.1
Treasury stock, 17,575,527 shares and 17,516,814 shares, at cost, as of June 30, 2020 and December 31, 2019, respectively	(694.1)	(692.2)
Retained earnings	926.4	1,205.6
Non-controlling interests in subsidiaries	165.5	169.0
Total stockholders’ equity	1,559.3	1,835.3
Total liabilities and stockholders’ equity	$6,437.6	$7,016.3

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited) (1)
(In millions, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net revenues	$1,535.5	$2,480.3	$3,356.7	$4,680.2
Cost of sales:
Cost of materials and other	1,277.8	2,067.7	3,188.4	3,767.1
Operating expenses (excluding depreciation and amortization presented below)	103.4	135.8	232.6	276.7
Depreciation and amortization	53.6	42.6	100.6	81.9
Total cost of sales	1,434.8	2,246.1	3,521.6	4,125.7
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	24.4	26.5	49.7	52.3
General and administrative expenses	61.7	69.5	127.4	131.7
Depreciation and amortization	6.0	7.5	11.6	15.0
Other operating income, net	(14.2)	(3.6)	(14.9)	(1.2)
Total operating costs and expenses	1,512.7	2,346.0	3,695.4	4,323.5
Operating income (loss)	22.8	134.3	(338.7)	356.7
Interest expense	29.8	32.8	66.1	61.5
Interest income	(0.5)	(3.3)	(2.2)	(5.8)
Income from equity method investments	(10.7)	(9.3)	(15.8)	(11.9)
Gain on sale on non-operating refinery	(56.9)	—	(56.9)	—
Other (income) expense, net	(1.5)	4.9	(2.4)	3.5
Total non-operating (income) expense, net	(39.8)	25.1	(11.2)	47.3
Income (loss) before income tax (benefit) expense	62.6	109.2	(327.5)	309.4
Income tax (benefit) expense	(35.9)	24.6	(119.0)	70.4
Income (loss) from continuing operations, net of tax	98.5	84.6	(208.5)	239.0
Discontinued operations:
Loss from discontinued operations, including gain (loss) on sale of discontinued operations	—	(1.0)	—	(1.0)
Income tax benefit	—	(0.2)	—	(0.2)
Loss from discontinued operations, net of tax	—	(0.8)	—	(0.8)
Net income (loss)	98.5	83.8	(208.5)	238.2
Net income attributed to non-controlling interests	10.8	6.5	18.2	11.6
Net income (loss) attributable to Delek	$87.7	$77.3	$(226.7)	$226.6

Basic income (loss) per share:
Income (loss) from continuing operations	$1.19	$1.02	$(3.08)	$2.95
Loss from discontinued operations	—	(0.01)	$—	$(0.01)
Basic (loss) income per share	$1.19	$1.01	$(3.08)	$2.94

Diluted income (loss) per share:
Income (loss) from continuing operations	$1.18	$1.01	$(3.08)	$2.92
Loss from discontinued operations	—	(0.01)	$—	$(0.01)
Diluted (loss) income per share	$1.18	$1.00	$(3.08)	$2.91
Weighted average common shares outstanding:
Basic	73,547,582	76,598,846	73,492,656	77,192,763
Diluted	74,028,043	77,280,692	73,492,656	77,883,285
Dividends declared per common share outstanding	$0.31	$0.28	$0.93	$0.55

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(169.0)	$102.0	(323.1)	235.4
Cash flows from investing activities:
Net cash used in investing activities	(9.3)	(202.4)	(155.9)	(329.4)
Cash flows from financing activities:
Net cash provided by (used in) financing activities	242.4	62.1	372.7	(33.9)
Net increase (decrease) in cash and cash equivalents	64.1	(38.3)	(106.3)	(127.9)
Cash and cash equivalents at the beginning of the period	784.9	989.7	955.3	1,079.3
Cash and cash equivalents of continuing operations at the end of the period	$849.0	$951.4	$849.0	$951.4

COVID-19 Tax Legislative Changes
On March 27, 2020, the Coronavirus Aid Relief, and Economic Security Act (the "CARES Act") was enacted into law. The Act includes several significant provisions for corporations, including the usage of net operating losses, interest deductions and payroll benefits.  Pursuant to the provisions of the CARES Act, we recognized $16.8 million of current federal income tax benefit for the three and six months ended June 30, 2020, attributable to anticipated tax refunds from net operating loss carryback to prior 35% tax rate years. Additionally, we recorded an income tax receivable totaling $193 million as of June 30, 2020 related to the net operating loss carryback, which we expect to collect in the first half of 2021. Finally, we deferred $4.4 million of payroll tax payments under the provisions of the CARES Act during the six months ended June 30, 2020, which will be payable in equal installments in December 2021 and December 2022.

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,001.9	$27.3	$165.4	$340.9	$1,535.5
Inter-segment fees and revenues	75.1	90.4	—	(165.5)	—
Operating costs and expenses:					—
Cost of materials and other	928.6	43.9	119.6	185.7	1,277.8
Operating expenses (excluding depreciation and amortization presented below)	88.7	12.4	21.5	5.2	127.8
Segment contribution margin	$59.7	$61.4	$24.3	$(15.5)	$129.9
Depreciation and amortization	$44.8	$8.7	$3.3	$2.8	59.6
General and administrative expenses					61.7
Other operating income, net					(14.2)
Operating income					$22.8
Capital spending (excluding business combinations)	$12.2	$0.7	$1.3	$0.8	$15.0

	Three Months Ended June 30, 2019
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$2,152.5	$93.1	$224.5	$10.2	$2,480.3
Inter-segment fees and revenues	215.3	62.2	—	(277.5)	—
Operating costs and expenses:
Cost of materials and other	2,054.7	93.8	182.1	(262.9)	2,067.7
Operating expenses (excluding depreciation and amortization presented below)	115.0	17.3	24.8	5.2	162.3
Segment contribution margin	$198.1	$44.2	$17.6	$(9.6)	$250.3
Depreciation and amortization	$33.2	$6.7	$4.2	$6.0	50.1
General and administrative expenses					69.5
Other operating income, net					(3.6)
Operating income					$134.3
Capital spending (excluding business combinations)	$48.9	$1.3	$5.4	$30.4	$86.0

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$2,571.1	$84.2	$344.0	$357.4	$3,356.7
Inter-segment fees and revenues	233.8	196.9	—	(430.7)	—
Operating costs and expenses:
Cost of materials and other	2,835.2	145.2	263.7	(55.7)	3,188.4
Operating expenses (excluding depreciation and amortization presented below)	200.4	27.2	43.7	11.0	282.3
Segment contribution margin	$(230.7)	$108.7	$36.6	$(28.6)	$(114.0)
Depreciation and amortization	$82.0	$15.0	$6.2	$9.0	112.2
General and administrative expenses					127.4
Other operating income, net					(14.9)
Operating loss					$(338.7)
Capital spending (excluding business combinations)	$180.3	$3.7	$7.5	$11.8	$203.3

	Six Months Ended June 30, 2019
	Refining (1)	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$4,059.9	$182.9	$421.7	$15.7	$4,680.2
Inter-segment fees and revenues	399.9	124.9	—	(524.8)	—
Operating costs and expenses:
Cost of materials and other	3,723.8	190.1	345.5	(492.3)	3,767.1
Operating expenses (excluding depreciation and amortization presented below)	236.0	33.4	48.4	11.2	329.0
Segment contribution margin	$500.0	$84.3	$27.8	$(28.0)	$584.1
Depreciation and amortization	$64.3	$13.2	$8.5	10.9	96.9
General and administrative expenses					131.7
Other operating income, net					(1.2)
Operating income					$356.7
Capital spending (excluding business combinations)	$130.5	$2.2	$10.5	$71.1	$214.3

(1)
The refining segment results of operations for the three and six months ended June 30, 2019, includes hedging gains, a component of cost of materials and other, of $19.8 million and $27.4 million, respectively, which was previously included and reported in corporate, other and eliminations.

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Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Three Months Ended June 30, 2020
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$(9.9)	$(2.3)	$—	$(11.2)	$(23.4)
Realized hedging gain (loss)	(137.0)	1.3	—	1.7	(134.0)
Total hedging gain (loss)	$(146.9)	$(1.0)	$—	$(9.5)	$(157.4)

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Three Months Ended June 30, 2019
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$(6.8)	$0.2	$—	$3.0	$(3.6)
Realized hedging gain (loss)	32.4	0.2	—	0.4	33.0
Total hedging gain (loss)	$25.6	$0.4	$—	$3.4	$29.4

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Six Months Ended June 30, 2020
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$38.7	$—	$—	$(10.1)	$28.6
Realized hedging gain (loss)	(105.2)	2.1	—	(6.9)	(110.0)
Total hedging gain (loss)	$(66.5)	$2.1	$—	$(17.0)	$(81.4)

Delek US Holdings, Inc.
Schedule of Hedging Gains (Losses)
$ in millions
	Six Months Ended June 30, 2019
Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized hedging gain (loss)	$(23.2)	$—	$—	$(7.5)	$(30.7)
Realized hedging gain (loss)	67.4	(0.6)	—	8.4	75.2
Total hedging gain (loss)	$44.2	$(0.6)	$—	$0.9	$44.5

10 |

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	182	181
Total sales volume - refined product (average barrels per day)(1)	69,746	77,657	72,364	73,863
Products manufactured (average barrels per day):
Gasoline	37,225	39,997	38,633	39,671
Diesel/Jet	27,897	31,505	27,650	29,455
Petrochemicals, LPG, NGLs	3,216	3,318	2,604	2,690
Other	1,319	1,654	1,281	1,411
Total production	69,657	76,474	70,168	73,227
Throughput (average barrels per day):
Crude oil	64,408	71,918	65,187	68,219
Other feedstocks	5,848	5,106	5,648	5,785
Total throughput	70,256	77,024	70,835	74,004
Per barrel of refined product sales:
Tyler refining margin (2)	$32.72	$12.15	$4.62	$16.84
Tyler adjusted refining margin (2)	$21.24	$12.12	$10.32	$13.98
Operating expenses	$3.00	$3.65	$3.38	$4.15
Crude Slate: (% based on amount received in period)
WTI crude oil	94.2%	87.7%	93.3%	89.3%
East Texas crude oil	5.8%	12.3%	6.7%	10.7%

El Dorado, AR Refinery
Days in period	91	91	182	181
Total sales volume - refined product (average barrels per day)(1)	76,059	51,002	76,805	51,717
Products manufactured (average barrels per day):
Gasoline	34,346	21,821	35,376	21,159
Diesel	30,060	17,802	28,849	16,633
Petrochemicals, LPG, NGLs	2,063	551	2,062	678
Asphalt	6,049	6,961	6,345	5,899
Other	605	683	788	661
Total production	73,123	47,818	73,420	45,030
Throughput (average barrels per day):
Crude oil	71,406	47,935	71,514	44,542
Other feedstocks	2,369	359	2,506	1,270
Total throughput	73,775	48,294	74,020	45,812
Per barrel of refined product sales:
El Dorado refining margin	$3.08	$8.93	$(2.74)	$11.21
El Dorado adjusted refining margin	$(4.29)	8.98	$(2.74)	$10.84
Operating expenses	$3.53	$5.93	$3.98	$6.31
Crude Slate: (% based on amount received in period)
WTI crude oil	51.4%	43.9%	42.9%	42.6%
Local Arkansas crude oil	14.7%	29.0%	17.0%	28.3%
Other	33.9%	27.1%	40.1%	29.1%

11 |

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	91	91	182	181
Total sales volume - refined product (average barrels per day) (1)	70,679	78,158	54,382	79,993
Products manufactured (average barrels per day):
Gasoline	35,789	36,428	25,198	37,657
Diesel/Jet	27,924	26,638	18,860	27,494
Petrochemicals, LPG, NGLs	3,563	3,679	2,472	3,763
Asphalt	2,055	1,900	1,452	1,707
Other	1,208	1,354	844	1,296
Total production	70,539	69,999	48,826	71,917
Throughput (average barrels per day):
Crude oil	70,327	72,965	50,116	72,649
Other feedstocks	1,483	(581)	78	648
Total throughput	71,810	72,384	50,194	73,297
Per barrel of refined product sales:
Big Spring refining margin	$7.88	$13.77	$0.71	$16.00
Big Spring adjusted refining margin	$3.76	$13.82	$0.73	$15.79
Operating expenses	$3.55	$3.69	$4.89	$3.75
Crude Slate: (% based on amount received in period)
WTI crude oil	83.9%	73.3%	75.1%	76.3%
WTS crude oil	16.1%	26.7%	24.9%	23.7%

Krotz Springs, LA Refinery
Days in period - based on date acquired	91	91	182	181
Total sales volume - refined product (average barrels per day) (1)	61,441	75,283	71,229	76,749
Products manufactured (average barrels per day):
Gasoline	17,461	34,498	24,135	36,270
Diesel/Jet	21,742	29,776	26,337	30,082
Heavy oils	215	1,110	473	1,100
Petrochemicals, LPG, NGLs	840	4,264	1,923	5,758
Other	18,871	—	14,704	52
Total production	59,129	69,648	67,572	73,262
Throughput (average barrels per day):
Crude oil	59,468	70,162	65,975	71,240
Other feedstocks	1,114	(1,327)	2,104	908
Total throughput	60,582	68,835	68,079	72,148
Per barrel of refined product sales:
Krotz Springs refining margin	$(0.64)	$9.69	$(1.12)	$10.84
Krotz Springs adjusted refining margin	$(8.12)	$9.72	$(1.12)	$10.36
Operating expenses	$3.53	$4.39	$3.47	$4.14
Crude Slate: (% based on amount received in period)
WTI Crude	69.7%	61.0%	67.7%	62.0%
Gulf Coast Sweet Crude	30.3%	39.0%	32.3%	38.0%

(1)	Includes inter-refinery sales and sales to other segments which are eliminated in consolidation. See tables below.

(2)
Tyler's refining margin per barrel and the adjusted refining margin per barrel for the second quarter 2020 both reflect the $111.0 million margin benefit of favorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging losses of approximately $(111.0) million. Giving effect to the related hedging losses, both the refining margin per barrel and the adjusted refining margin per barrel would have decreased by $(17.49). Such margin impact was unusually large because of the historic volatility in the crude commodities market during the period.

12 |

Included in the refinery statistics above are the following inter-refinery and sales to other segments:

Inter-refinery Sales
	Three Months Ended June 30,		Six Months Ended June 30,
(in barrels per day)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek refineries	2,190	914	1,477	557
El Dorado refined product sales to other Delek refineries	1,074	988	446	1,886
Big Spring refined product sales to other Delek refineries	1,269	653	1,147	903
Krotz Springs refined product sales to other Delek refineries	197	10,211	245	5,530

Refinery Sales to Other Segments
	Three Months Ended June 30,		Six Months Ended June 30,
(in barrels per day)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek segments	1,592	24	2,400	281
El Dorado refined product sales to other Delek segments	11	58	169	155
Big Spring refined product sales to other Delek segments	20,570	25,215	22,841	26,034

Pricing statistics
(average for the period presented)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$29.77	$59.80	$37.93	$57.36
WTI — Midland crude oil (per barrel)	$29.77	$57.56	$37.90	$55.65
WTS -- Midland crude oil (per barrel) (1)	$29.61	$57.93	$37.69	$55.95
LLS (per barrel) (1)	$31.30	$67.06	$39.73	$64.73
Brent crude oil (per barrel)	$33.35	$68.44	$42.16	$66.14

U.S. Gulf Coast 5-3-2 crack spread (per barrel) (1)	$6.67	$17.74	$8.74	$15.77
U.S. Gulf Coast 3-2-1 crack spread (per barrel) (1)	$7.08	$19.24	$9.32	$17.23
U.S. Gulf Coast 2-1-1 crack spread (per barrel) (1)	$2.35	$9.75	$5.35	$8.55

U.S. Gulf Coast Unleaded Gasoline (per gallon)	$0.81	$1.79	$1.02	$1.66
Gulf Coast Ultra low sulfur diesel (per gallon)	$0.91	$1.94	$1.19	$1.91
U.S. Gulf Coast high sulfur diesel (per gallon)	$0.73	$1.80	$1.04	$1.78
Natural gas (per MMBTU)	$1.75	$2.51	$1.81	$2.69

(1)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (ultra low sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

13 |

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$32.72	$12.15	$4.62	$16.84
Adjustments:
LCM net inventory valuation loss (benefit)	(11.48)	(0.03)	5.70	(2.86)

Adjusted refining margin $/bbl	$21.24	$12.12	$10.32	$13.98

El Dorado (3)
Reported refining margin, $ per barrel	$3.08	$8.93	$(2.74)	$11.21
Adjustments:
LCM net inventory valuation loss (benefit)	(7.37)	0.05	—	(0.37)

Adjusted refining margin $/bbl	$(4.29)	$8.98	$(2.74)	$10.84

Big Spring (4)
Reported refining margin, $ per barrel	$7.88	$13.77	$0.71	$16.00
Adjustments:
LCM net inventory valuation loss (benefit)	(4.12)	0.05	0.02	(0.21)

Adjusted refining margin $/bbl	$3.76	$13.82	$0.73	$15.79

Krotz Springs (5)
Reported refining margin, $ per barrel	$(0.64)	$9.69	$(1.12)	$10.84
Adjustments:
LCM net inventory valuation loss (benefit)	(7.48)	0.03	—	(0.48)

Adjusted refining margin $/bbl	$(8.12)	$9.72	$(1.12)	$10.36

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation loss/benefit - There was approximately $72.8 million and $0.2 million of valuation benefit in the second quarter 2020 and 2019, respectively. There was approximately $75.1 million of valuation loss and $38.3 million of valuation benefit for the six months ended June 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
Note also that Tyler's refining margin per barrel and the adjusted refining margin per barrel for the second quarter 2020 both reflect the $111.0 million margin benefit of favorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging losses of approximately $(111.0) million. Giving effect to the related hedging losses, both the refining margin per barrel and the adjusted refining margin per barrel would have decreased by $(17.49). Such margin impact was unusually large because of the historic volatility in the crude commodities market during the period.

(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation loss/benefit - There was approximately $51.0 million of valuation benefit as compared to a $0.3 million of valuation loss in the second quarter 2020 and 2019, respectively. There was a nominal amount of valuation benefit and $3.4 million of valuation benefit for the six months ended June 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or net realizable value adjustments on FIFO inventory in the respective periods.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation loss/benefit - There was approximately $26.5 million of valuation benefit and $0.4 million of valuation losses in the second quarter 2020 and 2019, respectively. There was approximately $0.2 million of valuation loss and $3.0 million of valuation benefit for the six months ended June 30, 2020 and 2019, respectively. These amounts resulted from lower of cost or net realizable value adjustments on FIFO inventory in the respective periods.

(5)	Krotz Springs adjusted refining margins exclude the following items.

14 |

Net inventory valuation loss/benefit - There was approximately $41.8 million of valuation benefit and $0.2 million of valuation loss in the second quarter 2020 and 2019, respectively. There was nominal amount of valuation benefit and $6.7 million of valuation benefit for the six months ended June 30, 2020 and 2019, respectively.These amounts resulted from lower of cost or net realizable value adjustments on FIFO inventory in the respective periods.

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	79,066	37,625	75,995	33,179
Refined products pipelines	56,093	29,893	55,110	26,511
SALA Gathering System	19,571	17,777	27,238	17,390
East Texas Crude Logistics System	10,275	19,550	12,224	18,835

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	65,028	71,123	68,839	69,857
West Texas wholesale marketing throughputs (average bpd)	9,143	11,404	12,612	12,418
West Texas wholesale marketing margin per barrel	$0.64	$6.25	$1.96	$4.84
Big Spring wholesale marketing throughputs (average bpd)	76,004	82,964	71,195	85,339
Terminalling throughputs (average bpd) (2)	138,593	156,922	136,961	154,643
(1) Excludes jet fuel and petroleum coke.
(2) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, El Dorado and North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals.

Retail Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Number of stores (end of period)	253	263	253	263
Average number of stores	253	277	253	279
Retail fuel sales (thousands of gallons)	42,436	53,743	90,376	107,633
Average retail gallons sold per average number of fuel stores (in thousands)	171	201	365	399
Retail fuel margin ($ per gallon) (1)	$0.45	$0.29	$0.37	$0.25
Merchandise sales (in millions)	$89.4	$83.3	$161.1	$158.6
Merchandise sales per average number of stores (in millions)	$0.4	$0.3	$0.6	$0.6
Merchandise margin %	30.8%	31.2%	31.1%	31.1%

Same-Store Comparison (2)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Change in same-store fuel gallons sold	(19.7)%	1.7%	(13.9)%	3.1%
Change in same-store merchandise sales	13.1%	(2.5)%	7.6%	(0.5)%

(1)
Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.

(2)
Same-store comparisons include period-over-period increases or decreases in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

15 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income (Loss)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$87.7	$77.3	$(226.7)	$226.6

Adjustments
Net inventory valuation (benefit) loss	(203.1)	0.6	75.1	(51.5)
Tax effect of inventory valuation	47.7	(0.1)	(17.7)	12.1
Net after tax inventory valuation (benefit) loss	(155.4)	0.5	57.4	(39.4)

Unrealized hedging (gain) loss	23.4	3.6	(28.6)	30.7
Tax effect of unrealized hedging (gain) loss	(5.3)	(0.8)	6.5	(6.9)
Net after tax unrealized hedging (gain) loss	18.1	2.8	(22.1)	23.8

Gain from sale of Bakersfield non-operating refinery	(56.9)	—	(56.9)	—
Tax effect of gain from sale of Bakersfield non-operating refinery	12.8	—	12.8	—
Net after tax effect of gain from sale of Bakersfield non-operating refinery	(44.1)	—	(44.1)	—

Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	6.7	—	6.7
Tax effect of non-operating pre-acquisition litigation contingent losses and related legal expenses	—	(1.5)	—	(1.5)
Net after tax non-operating pre-acquisition litigation contingent losses and related legal expenses	—	5.2	—	5.2

Retroactive biodiesel tax credit (1)	—	11.0	—	20.7
Tax effect of retroactive biodiesel tax credit	—	(0.1)	—	(0.2)
Net after tax retroactive biodiesel tax credit	—	10.9	—	20.5

Discontinued operations (income) loss	—	1.0	—	1.0
Tax effect of discontinued operations	—	(0.2)	—	(0.2)
Net after tax discontinued operations (income) loss	—	0.8	—	0.8

Tax benefit from loss carryback provided by CARES Act (2)	(16.8)	—	(16.8)	—
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	(22.3)	—

Total after tax adjustments	(198.2)	20.2	(47.9)	10.9

Adjusted net income (loss)	$(110.5)	$97.5	$(274.6)	$237.5

(1) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 that was attributable to 2019 has been included in the three and six months ended June 30, 2019 for comparability.
(2) As a result of the reinstatement of the tax-loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), we recognized an additional tax benefit in the second quarter 2020 from applying the carryback to periods with a 35% tax rate.

16 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income (Loss) per share	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Reported diluted income (loss) per share	$1.18	$1.00	$(3.08)	$2.91

Adjustments, after tax (per share) (1) (2)
Adjustment to convert reported diluted income (loss) per share to basic (in periods when adjusted earnings is a loss but we have GAAP net income)	0.01	—	—	—
Net inventory valuation loss (benefit)	(2.11)	0.01	0.78	(0.51)
Unrealized hedging (gain) loss	0.25	0.04	(0.30)	0.30
Gain from sale of Bakersfield non-operating refinery	(0.60)	—	(0.60)	—
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	0.07	—	0.07
Retroactive biodiesel tax credit	—	0.14	—	0.26
Discontinued operations (income) loss	—	0.01	—	0.01
Tax benefit from loss carryback provided by CARES Act	(0.23)	—	(0.23)	—
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	(0.30)	—

Total adjustments	(2.68)	0.27	(0.65)	0.13
Adjusted net income (loss) per share	$(1.50)	$1.27	$(3.73)	$3.04
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) For periods of Adjusted net loss, Adjustments (Adjusting Items) and Adjusted net loss per share are presented using basic weighted average shares outstanding.

17 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$87.7	$77.3	$(226.7)	$226.6

Add:
Interest expense, net	29.3	29.5	63.9	55.7
Income tax (benefit) expense - continuing operations	(35.9)	24.6	(119.0)	70.4
Depreciation and amortization	59.6	50.1	112.2	96.9
EBITDA	140.7	181.5	(169.6)	449.6

Adjustments
Net inventory valuation (benefit) loss	(203.1)	0.6	75.1	(51.5)
Unrealized hedging (gain) loss	23.4	3.6	(28.6)	30.7
Gain from sale of Bakersfield non-operating refinery	(56.9)	—	(56.9)	—
Non-operating, pre-acquisition litigation contingent losses and related legal expenses	—	6.7	—	6.7
Retroactive biodiesel tax credit (1)	—	11.0	—	20.7
Discontinued operations (income) loss, net of tax	—	0.8	—	0.8
Net income attributable to non-controlling interest	10.8	6.5	18.2	11.6
Total adjustments	(225.8)	29.2	7.8	19.0

Adjusted EBITDA	$(85.1)	$210.7	$(161.8)	$468.6

(1) The portion of the retroactive biodiesel tax credit reenacted in December 2019 that was attributable to 2019 has been added to the three and six months ended June 30, 2019.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$59.7	$61.4	$24.3	$(15.5)	$129.9

Adjustments
Net inventory valuation (benefit) loss	(193.7)	(2.9)	(3.2)	(3.3)	(203.1)
Unrealized hedging (gain) loss	9.9	2.3	—	11.2	23.4
Total adjustments	$(183.8)	$(0.6)	$(3.2)	$7.9	$(179.7)
Adjusted segment contribution margin	$(124.1)	$60.8	$21.1	$(7.6)	$(49.8)

18 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30, 2019
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics		Retail		Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$198.1	$44.2		$17.6		$(9.6)	$250.3

Adjustments
Net inventory valuation (benefit) loss	0.6	—		—		—	0.6
Unrealized hedging (gain) loss	6.8	(0.2)	—	—	—	(3.0)	3.6
Retroactive biodiesel tax credit (1)	11.0	—		—		—	11.0
Total adjustments	$18.4	$(0.2)		$—		$(3.0)	$15.2
Adjusted segment contribution margin	$216.5	$44.0		$17.6		$(12.6)	$265.5

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Six Months Ended June 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(230.7)	$108.7	$36.6	$(28.6)	$(114.0)

Adjustments
Net inventory valuation (benefit) loss	75.3	(0.1)	—	(0.1)	75.1
Unrealized hedging (gain) loss	(38.7)	—	—	10.1	(28.6)
Total adjustments	$36.6	$(0.1)	$—	$10.0	$46.5
Adjusted segment contribution margin	$(194.1)	$108.6	$36.6	$(18.6)	$(67.5)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Six Months Ended June 30, 2019
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$500.0	$84.3	$27.8	$(28.0)	$584.1

Adjustments
Net inventory valuation (benefit) loss	(51.4)	(0.1)	—	—	(51.5)
Unrealized hedging (gain) loss	23.2	—	—	7.5	30.7
Retroactive biodiesel tax credit (1)	20.7	—	—	—	20.7
Total adjustments	$(7.5)	$(0.1)	$—	$7.5	$(0.1)
Adjusted segment contribution margin	$492.5	$84.2	$27.8	$(20.5)	$584.0
(1) An adjustment for the portion of the retroactive biodiesel tax credit reenacted in December 2019 that was attributable to 2019 has been included in the three and six months ended June 30, 2019 for comparability.

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	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Refining Segment Gross Margin to Refining Margin	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenues	$1,077.0	$2,367.8	$2,804.9	$4,459.8
Cost of sales	1,062.1	2,202.9	3,117.6	4,024.1
Gross margin	14.9	164.9	(312.7)	435.7
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	88.7	115.0	200.4	236.0
Depreciation and amortization	44.8	33.2	82.0	64.3
Refining margin	$148.4	$313.1	$(30.3)	$736.0

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

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